EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Investor/Media Contact: Rochelle Bold Senior VP of Corporate Development and Investor Relations Wireless Facilities, Inc. 858.228.2649 Direct rochelle.bold@wfinet.com

WIRELESS FACILITIES REPORTS THIRD QUARTER RESULTS

— Third Quarter Revenues Increase 14% to $108.9 Million —

— Domestic Revenues Increase 28% to $86.7 Million —

— Third Quarter EPS of $.08 —

San Diego, CA, November 7, 2005 — Wireless Facilities, Inc. (WFI) (NASDAQ: WFII) today reported results for the third quarter of fiscal year 2005.  Revenues for the third quarter of fiscal 2005 increased 14% to $108.9 million from $95.8 million in the third quarter of fiscal 2004.  Operating income for the quarter was $7.8 million compared to a loss of $16.1 million in the third quarter of fiscal 2004.  Net income for the quarter was $5.8 million or $.08 per share (diluted) compared to a net loss of $14.9 million or ($.22) per share in the third quarter of fiscal 2004.

Included in net income for the quarter was a benefit of $2.5 million related to the reduction of an excess accrual for contingent acquisition consideration which was offset negatively by $3.2 million in reductions of gross margin related to contract adjustments that were identified through internal reviews conducted as a result of improvements the Company has made in its program management and contracts administration processes in Latin America.  Approximately $1.4 million of these adjustments represent an increase in estimated costs on certain contracts due to poor program management which resulted in cost overruns and the performance of out of scope and additional work without formal change order documentation or formal pricing increases from customers.  The remainder of these adjustments resulted in a reduction of expected revenues of approximately $1.8 million.  In addition, net income in the quarter was positively impacted by approximately $900,000 in tax benefits resulting from reductions in the Company’s tax valuation accounts related to the Company’s net operating losses. In the prior year period, net loss included charges of $23.7 million primarily related to contractual obligations entered into by the Company in 2003 which included both contingent acquisition consideration and project related contract costs.

“This past quarter we made significant progress on a number of strategic initiatives,” said Eric M. DeMarco, President and CEO of WFI.

“First, we were successful in winning a number of important contracts in our government division, including two sizeable five year contracts, one with an expected value of $25 million and the other with an expected value of $30 million, and two Blanket Purchase Agreements to supply RFID technology to the Department of Defense.  We were also successful in continuing to expand our bid pipeline.  We now have more than $115 million in bids outstanding that are in various phases of the evaluation process.”

“Second, we were successful in gaining traction on our strategy of targeting the municipal market for network infrastructure services, winning a spot on the team that will build a Wi-Fi network for the City of Madison and joining with Google in a bid to provide Wi-Fi services to the City of San Francisco.  We are actively involved with other municipal Wi-Fi projects and expect to be successful in winning additional work in this area in the future.”

“Third, we made key hires in two important new markets for us:  public safety and IP and core network engineering.  We have already been able to place our first Land Mobile Radio engineers on public safety related projects and our first IP engineers on core network related projects. We believe both markets represent significant growth opportunities for us.  As carriers seek to invest in the development of converged voice and data networks, we believe there is opportunity for vendor independent engineering firms such as WFI to assist them in the design, deployment, integration, and ongoing maintenance of their IP and core data networks.  We also believe that the public safety market, which includes facilitating the interoperability of communications systems between law enforcement and first responders, is a key area of opportunity for companies such as WFI with experience with traditional cellular systems, land-mobile radio systems, and 802.11 systems.”

“Operationally, our domestic business was strong this past quarter.  We were successful in continuing to execute on our strategy of increasing margins by reducing third party pass through revenue in our carrier deployment business, and we were successful in meeting our profit goals for the quarter.  However, subsequent to the end of the quarter we unfortunately encountered significant operational issues in our Latin American operations. Cost overruns were identified resulting in a change in estimates on certain fixed price contracts, and we determined that out of scope and additional work had been performed without formal documentation and formal pricing increases, resulting in a total adjustment of approximately $3 million.  We have taken corrective action and are in the process of implementing a reorganization of our entire Latin American operations.”

“As a result of the issues recently identified in Latin America and our need to reorganize our operations and make significant management changes, we are significantly scaling back on our new site deployment plans in the region for the next couple of quarters.  This will result in a reduction of approximately $15 million in revenue in the fourth quarter from our prior forecast.  Revenue and profit in the fourth quarter will also be negatively impacted by delays and increased cost estimates in our domestic deployment business for both carrier and enterprise customers, in large part as a result of the effects of labor and material shortages in the southeastern U.S. stemming from the recent hurricanes.  With nearly 60% of our enterprise business and significant deployment projects for a major carrier in the southeastern U.S., we are seeing significant short term impacts to our business from higher costs of both raw materials and subcontracted construction related labor.  We are attempting to work with our customers on an equitable resolution of these unexpected costs and delays; however, at this point we have no assurance that we will be successful in this endeavor.  As a result, we currently expect fourth quarter revenues to be roughly flat compared to third quarter revenues and earnings, including estimated Latin America reorganization costs, to be in the range of $.05 to $.06.  We will continue to work with our customers on these hurricane related issues in the hope that we will be able to share some of the increased costs associated with schedule slippages and labor and material shortages.”

“While I am extremely disappointed in the situation in Latin America, I am very pleased with the results of our domestic operations this quarter.  We experienced meaningful year over year revenue growth of 28% while reducing low margin pass through costs.  We also made considerable progress in executing on our strategic plan, and are successfully using our core competencies and customer relationships to develop new markets and revenue streams.  The opportunities for growth in Latin America remain abundant as our two main customers, the two largest carriers in Latin America, continue to invest in the expansion of their networks.  We look forward to being able to resume our growth trajectory in this region once we are comfortable that our management transition is complete,” DeMarco concluded.

WFI will hold a conference call to discuss third quarter results today at 6:30 a.m. Pacific Time. The call will webcast over the Internet and can be accessed through WFI’s website at www.wfinet.com. A replay of the call will be available from 9:30 a.m. Pacific Time on November 7 through 9:00 p.m.  Pacific Time on November 21 by dialing (888) 203-1112, code #7946180

About WFI

Headquartered in San Diego, CA, Wireless Facilities, Inc. is an independent provider of systems engineering, network services and technical outsourcing for the world’s largest wireless carriers, enterprise customers and for government agencies. The Company provides the design, deployment, integration, and the overall management of wired and wireless networks which deliver voice and data communication, and which support advanced security systems. WFI has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com. (code: WFI-mb)

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding future financial performance, its anticipations with respect to cost estimates under existing contracts and anticipated market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ materially include, but are not limited to: risks associated with the reorganization of our Latin American operations;  the effects of hurricanes on the U.S. economy;  the Company’s inability to win federal government contracts or achieve the synergies or benefits expected from acquisitions; changes in the budgets of U.S. government customers upon which the Government Network Services Division is dependent; changes in the scope or timing of the Company’s wireless networks projects which could effect revenue and profitability; slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company’s services; the Company’s ability to diversify into additional markets; the timing, rescheduling or cancellation of significant customer contracts and agreements; risks related to weaknesses in the Company’s internal controls; changes in the Company’s effective income tax rate; and risks associated with pending securities litigation. A complete description of the Company’s risk factors are more fully discussed in the Company’s Report on Form 10-Q filed on August 10, 2005 and in other filings made with the Securities and Exchange Commission.

Wireless Facilities, Inc.

Consolidated Statements of Operations

(Unaudited)

(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Revenues	$108.9	$95.8	$320.9	$295.6

Cost of revenues	82.6	72.6	246.1	226.8
Contract adjustments	3.2	9.8	3.2	9.8
Total cost of revenues	85.8	82.4	249.3	236.6
Gross profit	23.1	13.4	71.6	59.0

Selling, general and administrative expenses	16.5	14.4	50.4	41.2
Contingent acquisition consideration and restatement fees	(2.5)	13.9	(2.5)	13.9
Depreciation and amortization	1.3	1.2	3.5	3.6
Operating income (loss)	7.8	(16.1)	20.2	0.3
Other income (expense), net	(0.2)	0.3	(0.1)	(2.7)
Income (loss) from continuing operations before income taxes	7.6	(15.8)	20.1	(2.4)
Provision (benefit) for income taxes	1.9	(0.8)	6.6	2.4
Income (loss) from continuing operations	5.7	(15.0)	13.5	(4.8)
Income (loss) from discontinued operations, net of taxes	0.1	0.1	0.1	(2.6)
Net income (loss)	$5.8	$(14.9)	$13.6	$(7.4)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.08	$(0.22)	$0.19	$(0.07)
Income (loss) from discontinued operations, net of taxes	0.00	0.00	0.00	(0.04)
Net income (loss)	$0.08	$(0.22)	$0.19	$(0.11)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.08	$(0.22)	$0.18	$(0.07)
Income (loss) from discontinued operations, net of taxes	0.00	0.00	0.00	(0.04)
Net income (loss)	$0.08	$(0.22)	$0.18	$(0.11)

Weighted average common shares outstanding
Basic	71.7	68.9	71.4	67.1
Diluted	75.3	68.9	75.4	67.1

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